UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This supplement provides additional information on the performance of CSX, our CEO’s compensation and the rationale for such compensation, and the very strong alignment of pay and performance at CSX. In light of the rationale described in our proxy statement, and the additional information set forth in this supplement, CSX reiterates its recommendation to vote FOR the non-binding advisory vote on executive compensation.

CSX’s Transformation and Financial Performance

Beginning in 2017, CSX undertook an ambitious, comprehensive transformation of the company.  The first phase of the transition focused on implementing a new operating model - precision scheduled railroading - to dramatically improve operating efficiency and financial performance.  Under our CEO James Foote’s leadership, phase one of the transformation was a resounding success. CSX’s five-year TSR of 236% led all Class 1 rails. The one- and three-year returns of 26% and 89%, respectively, were likewise exceptionally strong, particularly given the significant challenges that we faced during the COVID pandemic.

Importantly, this shareholder return was achieved while also showing record-breaking fundamental performance, including our lowest ever operating ratio, at 55.3%, and record operating income of $5.59 billion in 2021, as well as improvements in safety, asset utilization, and service.

Our CEO’s Continued Leadership In the Next Phase

Starting in 2021, CSX commenced phase two of our transformation, which has been to pivot CSX into growth mode by deploying its greatly-improved operating model to enter new markets, including by taking market share from trucking. This growth strategy is without modern precedent in railroading. In order to achieve these goals, we focused Mr. Foote’s individual performance goals on implementing this growth strategy, while maintaining CSX’s strong financial performance. These goals also included executing an acquisition strategy, leading the implementation of a new “One-CSX” culture initiative to support human capital sustainability and growth, and leading CSX’s continued strong ESG performance.

In order to ensure the success of this extraordinary transformation, the CSX Board of Directors (the Board) and the Compensation and Talent Management Committee (the Committee) believed that it was critical to keep Mr. Foote in his leadership role during this next phase. CXS has led the rail industry in the implementation of precision scheduled railroading, and Mr. Foote is one of few seasoned senior executives in the railway industry with operating experience, making him and our other key executives highly sought after by competitors. The burden on Mr. Foote, and the importance of his continued leadership through this crucial time, was significantly increased with the tragic passing of Mark Wallace, one of our key senior executives.

Our Compensation Program to Drive Performance

The Committee is committed to maintaining an executive compensation program that will retain and motivate our critical executive team, including Mr. Foote, and will reward extraordinary performance. Mr. Foote was not granted any special or off-cycle awards, in connection with his renewed commitment to CSX. Instead, the Committee continued his existing compensation program with increases that the Committee deemed appropriate and necessary to retain and motivate Mr. Foote to see us through this phase of our transformation.

To retain and motivate Mr. Foote and our other executives, the Committee has implemented a compensation program that includes a large portion of performance-based, at-risk compensation in the form of the annual incentive program (the MICP) and the performance share unit program (the PSUs).

We have made incremental changes to our PSUs to enhance alignment to our performance. For example, for many years, CSX has reinforced alignment between pay and performance by using relative TSR as a modifier for our PSU grants. However, historically, downward modification was made only if CSX’s performance fell into the lowest quartile of industry indices.  In 2018 the TSR modifier was made linear, thus increasing sensitivity to and alignment with performance. This change resulted in a 15% downward modification of our PSUs for the 2019-2021 performance period, decreasing the payout factor from 169% of target to 144% of target.

Our MICP provides for incentive payouts based on the achievement of both corporate performance goals and individual performance goals, and has operated in this manner since at least 2010. To determine incentive payouts, the Committee first determines the percentage achievement of the corporate performance goals, which are based on objective corporate financial, operational and ESG metrics. Then, the Committee determines the achievement of each executive’s individual performance goals, and applies an individual performance multiplier to calculate the incentive payout.

The CSX annual incentive plan (MICP) operates as follows:

In assessing Mr. Foote’s individual performance and determining the individual performance multiplier, the Committee determined that Mr. Foote’s leadership was exceptional in all respects. Under Mr. Foote’s leadership CSX achieved extraordinary results in 2021. Financial performance exceeded maximum levels for both operating ratio and operating income, setting records for each.  CSX advanced its unprecedented growth strategy, undertaking two acquisitions, investing in customer-facing service improvements, and initiating a cultural transformation to prepare the workforce for growth.  These efforts were rewarded with record revenues.  All of this was accomplished in a COVID environment and with the loss of a critical executive.  Consistent with compensation plan design and the Committee’s responsibilities, the Committee scored Jim’s performance at 125%. This was not an exercise of discretion, but the execution of our responsibility to administer the MICP and evaluating CEO performance.

Recommendation to Vote FOR Non-Binding Advisory Vote on Compensation of our Named Executive Officers

For all of these reasons, we respectfully urge you to vote FOR our non-binding advisory vote on the compensation of our named executive officers for 2021.

We greatly appreciate all feedback received from shareholders through our engagement process, and reiterate that CSX remains committed to the highest standards of corporate governance on all matters, including compensation, transparency, and disclosure. We will continue striving to address issues or suggestions shareholders have regarding our compensation programs and will continue making changes based on shareholder feedback. Engagement with our shareholders on governance and compensation matters is an important and critical component of our long-term success.

Steve Halverson, Chair of the CSX Compensation and Talent Management Committee